Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ETERNAL IMAGE, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF AUGUST, A.D. 2008, AT 5:50 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2236242 8100

AUTHENTICATION: 6822797

080912334

DATE: 08-29-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:54 PM 08/28/2008
FILED 05:50 PM 08/28/2008
SRV 080912334 - 2236242 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

ETERNAL IMAGE, INC.

It is hereby certified that:

1. The name of the corporation is ETERNAL IMAGE, INC. (hereinafter referred to as the "Corporation").

2. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 31, 2006.

The amendment of the restated certificate of incorporation effected by this certificate of amendment is as follows:

3. The restated certificate of incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article IV the following new Article IV:

"ARTICLE IV. CAPITAL STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seven Hundred Fifty Million (750,000,000), consisting of Five Hundred Thirty Million (530,000,000) shares of Common Stock, par value $.001 per share ("Common Stock"), and Two Hundred Twenty Million (220,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

The designations of the Preferred Stock and the powers, preferences, qualifications, limitations or restrictions, and relative rights thereof shall be as follows:

Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof, if any, may differ form those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and

the designations, preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including (but without limiting the generality of the foregoing) the following:

(1) the designation of such series;

(2) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any class or classes or on any other series of any class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(3) whether the shares of such series may be redeemed by the Corporation, and if so, the times, prices and other terms and conditions of such redemption;

(4) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(5) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any series of any class or classes of capital stock of the Corporation, and, if the provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and condition of such conversion or exchange;

(6) the restrictions and conditions, if any, upon the series or reissue of any additional Preferred Shares ranking on a parity with or prior to such shares as to dividends or upon dissolution;

(7) the rights of the holders of the shares of such series upon the liquidation or distribution of assets of the Corporation, which rights may be different in the case of a voluntary liquidation than in the case of an involuntary liquidation

Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board creating any series of Preferred Shares, the holders of any such series shall have no voting power whatsoever."

4. The amendments of the certificate of incorporation herein certified have been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on August 28, 2008

Name: Clint Mytych, President